GSI Technology, Inc. Reports First-Quarter Fiscal 2016 Results

SUNNYVALE, CA -- (Marketwired - July 30, 2015) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its first fiscal quarter ended June 30, 2015.

The Company reported a net loss of $(900,000) or $(0.04) per diluted share, on net revenues of $14.0 million for the first quarter of fiscal 2016, compared to a net loss of $(1.4 million), or $(0.05) per diluted share, on net revenues of $12.9 million in the first quarter of fiscal 2015 and a net loss of $(2.7 million), or $(0.12) per diluted share, on net revenues of $13.1 million in the fourth quarter of fiscal 2015, ended March 31, 2015. Gross margin was 52.0% compared to 45.9% in the prior year period and 49.6% in the preceding fourth quarter.

Total operating expenses in the first quarter of fiscal 2016 were $8.3 million, compared to $7.4 million in the first quarter of fiscal 2015 and $9.4 million in the preceding fourth quarter. Research and development expenses were $3.0 million, compared to $3.1 million in the prior year period and $3.0 million in the preceding quarter. Selling, general and administrative expenses, which include litigation-related expenses, were up year-over-year to $5.3 million compared to $4.3 million in the quarter ended June 30, 2015, but down sequentially from $6.3 million in the preceding quarter.

Litigation-related expenses in the first quarter of fiscal 2016 were $2.5 million, down from $3.5 million in the previous quarter and up from $1.8 million in the same period a year ago. The litigation-related expenses again were primarily associated with patent infringement and antitrust litigation involving Cypress Semiconductor, which was settled in May 2015, and a pending commercial and trade secret lawsuit in which we are the plaintiff.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "Our net revenues came in at the high end of the range of guidance that we had provided earlier in the first quarter, and -- as in the prior quarter -- our gross margin came in well above our guidance and well above our operating model at 52.0%, fueled by a continuing very favorable mix of higher margin products. However, as in prior quarters, we continued to see slowness in the telecommunications and networking markets and continued weak sales in Asia. Also, we again incurred substantial litigation-related expenses during the quarter, as our patent infringement litigation and antitrust lawsuit against Cypress continued throughout most of the quarter, and discovery ramped up in an unrelated commercial and trade secret case in which we are the plaintiff. Excluding the impact of litigation-related expenses, our bottom line for the first quarter would have been net income of $1.6 million rather than a $900,000 net loss. Looking forward to the remainder of fiscal 2016, we expect to maintain our leadership position in the high speed SRAM segment, and we look forward to expanding into the low-latency DRAM space as shipments of our LLDRAMs increase throughout the year. Our protracted litigation with Cypress was settled in May, so we will no longer be incurring expenses related to those cases. However, we expect that legal expenses related to the pending commercial and trade secret litigation will be substantial over the next two quarters as activity ramps up in anticipation of trial, currently scheduled for October 2015."

Sales to Alcatel-Lucent were $4.5 million, or 32.1% of net revenues, during the first quarter, compared to $3.6 million, or 27.4% of net revenues, in the prior quarter and $3.2 million, or 24.6% of net revenues, in the same period a year ago. First-quarter direct and indirect sales to Cisco Systems were $1.3 million, or 9.5% of net revenues, compared to $1.4 million, or 10.6% of net revenues, in the prior quarter, and $1.8 million, or 14.3% of net revenues, in the same period a year ago. Military/defense sales were 19.4% of shipments compared to 17.9% of shipments in the prior quarter and 15.2% of shipments in the comparable period a year ago. SigmaQuad sales were 51.9% of shipments compared to 44.7% in the prior quarter and 43.0% in the first quarter of fiscal 2015.

First-quarter fiscal 2016 operating loss was $(1.0 million), compared to an operating loss of $(2.9 million) in the prior quarter and an operating loss of $(1.5 million) a year ago. The first-quarter fiscal 2016 net loss included interest and other income of $116,000 and a tax provision of $25,000, compared to $71,000 in interest and other income and a tax provision of $48,000 a year ago; in the preceding quarter, net loss included interest and other income of $104,000 and a tax benefit of $43,000.

Total first-quarter pre-tax stock-based compensation expense was $474,000 compared to $544,000 in the prior quarter and $573,000 in the comparable quarter a year ago.

At June 30, 2015, the Company had $58.5 million in cash, cash equivalents and short-term investments, $17.5 million in long-term investments, $68.2 million in working capital, no debt, and stockholders' equity of $93.8 million.

Stock Repurchase Program

Our Board of Directors has authorized us to repurchase, at management's discretion, shares of our common stock. On August 20, 2013, the Board increased the dollar value of shares that may be repurchased by $10 million. Under the repurchase program, we may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended June 30, 2015, we repurchased 457,630 shares at an average cost of $5.36 per share for a total cost of $2.5 million. To date, the Company has repurchased a total of 9,186,162 shares at an average cost of $5.33 per share at a total cost of $49.0 million, including 3,846,153 shares acquired for purchase, at a purchase price of $6.50 per share, under a modified "Dutch auction" self-tender offer completed in August 2014. At June 30, 2015, management was authorized to repurchase additional shares of our common stock with a value of up to $6.0 million under the repurchase program.

Outlook for Second Quarter of Fiscal 2016

Looking forward to the second quarter of fiscal 2016, we currently expect net revenues to be in the range of $13.5 million to $14.5 million. We expect gross margin of approximately 48% to 50% in the second quarter.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2015 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 30, 2015. To listen to the teleconference, please call toll-free 888-466-4582 approximately 10 minutes prior to the above start time and provide Conference ID 2315766. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                            GSI TECHNOLOGY, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (Unaudited)

                                                Three Months Ended
                                      -------------------------------------
                                        June 30,     Mar. 31,     June 30,
                                          2015         2015         2014
                                      -----------  -----------  -----------

Net revenues                          $    14,025  $    13,063  $    12,945
Cost of goods sold                          6,730        6,590        7,006
                                      -----------  -----------  -----------

Gross profit                                7,295        6,473        5,939
                                      -----------  -----------  -----------

Operating expenses:

  Research & development                    2,998        3,048        3,073
  Selling, general and administrative       5,305        6,302        4,335
                                      -----------  -----------  -----------
    Total operating expenses                8,303        9,350        7,408
                                      -----------  -----------  -----------

Operating income (loss)                    (1,008)      (2,877)      (1,469)

Interest and other income, net                116          104           71
                                      -----------  -----------  -----------

Income (loss) before income taxes            (892)      (2,773)      (1,398)
Provision (benefit) for income taxes           25          (43)          48
                                      -----------  -----------  -----------
Net income (loss)                     $      (917) $    (2,730) $    (1,446)
                                      ===========  ===========  ===========

Net income (loss) per share, basic    $     (0.04) $     (0.12) $     (0.05)
Net income (loss) per share, diluted  $     (0.04) $     (0.12) $     (0.05)

Weighted-average shares used in
 computing per share amounts:

Basic                                      22,943       23,331       27,495
Diluted                                    22,943       23,331       27,495

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                                                Three Months Ended
                                      -------------------------------------
                                        June 30,     Mar. 31,     June 30,
                                          2015         2015         2014
                                      -----------  -----------  -----------

Cost of goods sold                    $        69  $       105  $        99
Research & development                        217          232          242
Selling, general and administrative           188          207          232
                                      -----------  -----------  -----------
                                      $       474  $       544  $       573
                                      ===========  ===========  ===========

Litigation related expenses included in the Condensed Consolidated
 Statements of Operations:

                                                Three Months Ended
                                      -------------------------------------
                                        June 30,     Mar. 31,     June 30,
                                          2015         2015         2014
                                      -----------  -----------  -----------

Selling, general and administrative   $     2,508  $     3,532  $     1,760

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                                June 30, 2015 March 31, 2015
                                               -------------- --------------
Cash and cash equivalents                      $       39,176 $       36,776
Short-term investments                                 19,299         22,201
Accounts receivable                                     9,423          8,257
Inventory                                               8,674          8,412
Other current assets                                    3,181          2,297
Net property and equipment                              8,421          8,708
Long-term investments                                  17,545         21,740
Other assets                                              481            498
                                               -------------- --------------
Total assets                                   $      106,200 $      108,889
                                               ============== ==============

Current liabilities                            $       11,599 $       11,713
Long-term liabilities                                     790            780
Stockholders' equity                                   93,811         96,396
                                               -------------- --------------
Total liabilities and stockholders' equity     $      106,200 $      108,889
                                               ============== ==============

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
David Fore or Brett Maas
206-395-2711